Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Announces Third Quarter Fiscal 2018 Results

Made strategic investments to enhance operations scale-up and business development for future growth

MONROE TOWNSHIP, N.J., Mar. 6, 2018 (GLOBE NEWSWIRE) – Ocean Power Technologies (Nasdaq: OPTT), a leader in innovative ocean energy solutions, today announced financial results for the third quarter of fiscal 2018 ended January 31, 2018.

Fiscal Third Quarter Highlights

●	Signed contract with Premier Oil for a feasibility study regarding deployment of a PowerBuoy™ for site decommissioning operations in the North Sea;
●	Added key leadership with extensive experience in subsea systems and engineering;
●	Completed relocation to expanded corporate headquarters and manufacturing operations;
●	Established presence based in Norway as we work with potential customers in the region;
●	Additional PowerBuoy™ unit builds approved;
●	Continued to cultivate commercialization opportunities for PB3 PowerBuoy™ for use in remote offshore power and real-time data communications applications;
●	Cash and equivalents of $14.4 million, up from $8.4 million at April 30, 2017.

“The third fiscal quarter was an opportunity for further investment in our organization, as we took several strategic steps to ensure that we can meet the emerging demand for our technology,” said George H. Kirby, President and Chief Executive Officer of Ocean Power Technologies, “Our recent contract with Premier Oil to study the feasibility of deploying our PB3 PowerBuoy™ for site decommissioning operations in the North Sea is a leading indicator in expanding our capabilities into the oil and gas sector.”

Operations Review

Mr. Kirby added, “Our initial work with companies and national and international governments has helped us develop a variety of new opportunities around the world, and has also led to expansion, both in our facilities and on our management team. During the quarter, management authorized the construction of two additional PowerBuoys™ and we completed our move to a new facility, expanding both our corporate headquarters and our manufacturing operations. This new facility will support the completion of the four additional PB3 units, two of which we announced last quarter. In addition, we added Chris Phebus as Vice President of Engineering. He comes with a proven track record from GE and served as GE’s General Manager and Executive Engineering Director for GE Subsea Product and Projects. Chris is further strengthening our capabilities as we continue to scale our business.

“We remain excited and encouraged that our PB3 PowerBuoy™ offers a unique technology that can meet the needs of current and potential customers in growing markets including oil and gas, defense and security, communications, and ocean observing. We have made significant investments in increased sales and marketing activities, along with initiatives to partner with others and bring about continuous performance improvements, which we believe are critical to our long-term success, and can result in a robust pipeline of potential customers,” concluded Kirby.

Financial Review

Third Quarter Overview

No revenue was recorded for the third quarter of fiscal 2018 ended January 31, 2018 as compared to revenue of $221,000 for the prior-year period. The decrease in revenues over the prior year was due to the expected completion of contracts with Mitsui Engineering and Shipbuilding and Department of Defense Office of Naval Research during the second quarter of the current fiscal year.

The net loss for the third quarter of fiscal 2018 was $1.7 million, compared to a net loss of $2.1 million for the prior-year period. The decrease in net loss in the current year period as compared to the same period of prior year is mainly attributable to a higher income tax benefit recorded in the current year, partially offset by current year period higher product development costs as a result of the two additional PB3 units in process of being completed.

First Nine Months Overview

Revenue for the first nine months of fiscal 2018 was $289,000, compared to revenue of $593,000 for the same period in fiscal 2017. The net loss for the first nine months of fiscal 2018 was $6.9 million, compared to a net loss of $6.9 million for the same period in fiscal 2017. The decrease in net loss in the current year period as compared to the same period of the prior year is mainly attributable to a higher income tax benefit recorded in the current year and lower product development spending and is mostly offset by the change in fair value of warrant liabilities.

Balance Sheet and Cash Flow

Total cash, cash equivalents, and marketable securities were $14.4 million as of January 31, 2018, up from $8.4 million on April 30, 2017. As of both January 31, 2018, and April 30, 2017, restricted cash was $0.5 million. Net cash used in operating activities was $8.2 million during the nine months ended January 31, 2018. Excluding $1.1 million of cash payments made in the current fiscal year related to the disposition of the mooring anchoring system from a prior project in Reedsport, Oregon, the PB40 site final closeout off the coast of New Jersey, and completion of legal matters, net cash used in operating activities was $7.1 million during the nine months ended January 31, 2018 as compared to $7.6 million during the prior-year period.

Conclusion

Mr. Kirby closed by stating “We are very excited about where we are now in our product commercialization and business development efforts. We believe that we have a unique product, a great strategy, and an exceptional team. We intend to continue our work to bring this technology to the marketplace and build relationships with quality customers around the globe.”

Conference Call & Webcast Details

Ocean Power Technologies’ management will host a conference call and webcast to review the third quarter financial and operating results on March 7, 2018 at 10:00 a.m. Eastern time. Interested parties may access the conference call by dialing 1-844-473-0979 (toll free in the U.S.) or 1-574-990-1390 for international callers and entering passcode conference ID 1382389.

Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the Company’s website at https://www.oceanpowertechnologies.com.

A replay will be available starting within a few hours after the conference concludes and will be available until March 14, 2018. To access the rebroadcast please dial 1 (855) 859-2056 or 1 (404) 537-3406 and use replay access code 1382389. The webcast will also be archived on the Ocean Power Technologies investor relations website.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Our PB3 PowerBuoy™ uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, ocean observing, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the company’s website in the Investor Relations section.

Investor Relations Contact:
Steve Calk or Jackie Marcus
Alpha IR Group
Phone 312 445-2870

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2018	April 30, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,369	$8,421
Marketable securities	25	25
Restricted cash- short-term	382	334
Accounts receivable	-	48
Unbilled receivables	2	296
Litigation receivable	350	-
Other current assets	767	622
Total current assets	15,895	9,746
Property and equipment, net	657	170
Restricted cash- long-term	154	154
Other noncurrent assets	3	3
Total assets	$16,709	$10,073
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$234	$586
Accrued expenses	1,689	3,059
Litigation payable	350	-
Warrant liabilities	241	323
Current portion of capital lease obligations	31	35
Deferred credits payable current	600	600
Total current liabilities	3,145	4,603
Long-term portion of capital lease obligations	1	23
Deferred rent	140	-
Total liabilities	3,286	4,626
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 50,000,000 shares, issued 18,424,939 and 6,313,996 shares, respectively	18	6
Treasury stock, at cost; 74,012 and 48,065 shares, respectively	(300)	(263)
Additional paid-in capital	208,130	193,234
Accumulated deficit	(194,284)	(187,370)
Accumulated other comprehensive loss	(141)	(160)
Total stockholders’ equity	13,423	5,447
Total liabilities and stockholders’ equity	$16,709	$10,073

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2018	2017	2018	2017

Revenues	$-	$221	$289	$593
Cost of revenues	-	363	193	615
Gross profit/(loss)	-	(142)	96	(22)

Operating expenses:
Product development costs	1,318	950	3,398	3,894
Selling, general and administrative costs	1,576	1,617	4,964	4,859
Total operating expenses	2,894	2,567	8,362	8,753
Operating loss	(2,894)	(2,709)	(8,266)	(8,775)

Gain/(loss) due to the change in fair value of warrant liabilities	14	(104)	82	1,161
Interest income, net	42	24	51	26
Other income	4	-	4	-
Foreign exchange gain/(loss)	52	(26)	107	(20)
Loss before income taxes	(2,782)	(2,815)	(8,022)	(7,608)
Income tax benefit	1,119	698	1,119	698
Net loss	$(1,663)	$(2,117)	$(6,903)	$(6,910)
Basic and diluted net loss per share	$(0.09)	$(0.37)	$(0.48)	$(1.84)
Weighted average shares used to compute basic and diluted net loss per share	18,150,494	5,783,494	14,441,383	3,763,564

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended January 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(6,903)	$(6,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain)/loss	(107)	20
Depreciation	79	104
Loss on disposal of property, plant and equipment	5	-
Compensation expense related to stock option grants and restricted stock	250	998
Change in fair value of warrant liabilities	(82)	(1,161)
Payment for litigation settlement	-	(500)
Changes in operating assets and liabilities:
Accounts receivable	48	-
Unbilled receivable	294	(286)
Other assets	(8)	(53)
Accounts payable	(356)	(186)
Accrued expenses	(1,399)	461
Deferred rent	2	-
Unearned revenues	-	(39)
Net cash used in operating activities	(8,177)	(7,552)
Cash flows from investing activities:
Purchases of marketable securities	(25)	(25)
Maturities of marketable securities	25	75
Leasehold improvements and purchase of equipment	(554)	(22)
Net cash (used in) provided by investing activities	(554)	28
Cash flows from financing activities:
Proceeds from issuance of common stock and related warrants, net of costs	14,647	12,150
Payment of capital lease obligations	(26)	(70)
Acquisition of treasury stock	(37)	(122)
Net cash provided by financing activities	14,584	11,958
Effect of exchange rate changes on cash, cash equivalents and restricted cash	143	(55)
Net increase in cash, cash equivalents and restricted cash	5,996	4,379
Cash, cash equivalents and restricted cash, beginning of period	8,909	7,030
Cash, cash equivalents and restricted cash, end of period	$14,905	$11,409